Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266239, 333-278547 and 333-282992), Form S-3 (No. 333-273393, 333-264972 and 333-284534) and Form S-3MEF (No. 333-283101) of our report dated March 28, 2023, except for the effects of the tables reflecting the impact of the revisions as of and for the year ended December 31, 2022 discussed in Note 22 to the consolidated financial statements appearing under Item 8 of the Company’s 2023 Annual Report on Form 10-K, as to which the date is March 1, 2024, and except for the effects of segment reporting discussed in Note 21 to the consolidated financial statements appearing under Item 8 of the Company’s 2024 Annual Report on Form 10-K, as to which the date is March 11, 2025, relating to the consolidated financial statements of SoundHound AI, Inc., for the year ended December 31, 2024.

/s/ ArmaninoLLP
San Jose, California

March 11, 2025